Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

     MIAMI, FL, May 5, 2011 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three months ended March 31, 2011.
     First quarter 2011 revenues were $260.4 million, compared to $222.1 million for 2010. The Company recorded operating income of $31.5 million for 2011, compared to operating income of $31.0 million for 2010. Net income for 2011 was $19.4 million, or $0.25 per diluted common share, compared to net income of $11.9 million, or $0.14 per diluted common share, for 2010.
     For the three months ended March 31, 2011, the Company’s tobacco business had revenues of $260.4 million, compared to $222.1 million for the three months ended March 31, 2010. Operating income was $36.4 million for the first quarter 2011, compared to $34.9 million for the first quarter of 2010.
     Conference Call to Discuss First Quarter 2011 Results
     As previously announced, the Company will host a conference call and webcast on Friday, May 6, 2011 at 11:00 A.M. (ET) to discuss first quarter 2011 results. Investors can access the call by dialing 800-859-8150 and entering 37413326as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time before the webcast begins to register.
     A replay of the call will be available shortly after the call ends on May 6, 2011 through May 20, 2011. To access the replay, dial 877-656-8905 and enter 37413326 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
# # #

VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010

Revenues*	$260,378	$222,087

Expenses:
Cost of goods sold*	205,177	169,911
Operating, selling, administrative and general expenses	23,725	21,158

Operating income	31,476	31,018

Other income (expenses):
Interest expense	(24,928)	(18,805)
Change in fair value of derivatives embedded within convertible debt	(575)	(2,714)
Equity income from non-consolidated real estate businesses	4,904	4,571
Gain on the sale of investment securities available for sale	13,035	4,664
Gain on liquidation of long-term investment	4,136	—
Gain on sale of townhome	3,135	—
Other, net	839	126

Income before provision for income taxes	32,022	18,860
Income tax expense	12,649	6,922

Net income	$19,373	$11,938

Per basic common share:

Net income applicable to common shares	$0.25	$0.16

Per diluted common share:

Net income applicable to common shares	$0.25	$0.14

Cash distributions and dividends declared per share	$0.40	$0.38

*	Revenues and Cost of goods sold include excise taxes of $127,634 and $111,193, respectively.